Exhibit 10.1(g)

UNCONDITIONAL GUARANTY
(US GUARANTOR)

BRIDGE BANK, N.A. (“Lender”) proposes to enter into a loan transaction with EVOLVING SYSTEMS LIMITED (“Borrower”), which is an indirect, Wholly-Owned Subsidiary of the undersigned guarantor (“Guarantor”).  The loan and other credit extensions are being made by Lender to Borrower pursuant to a Loan Agreement dated as of February 22, 2008 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced from time to time (the “Agreement”).  Guarantor expects to derive economic benefit from Lender’s doing so and dealing with Borrower in accordance with the Agreement and other Loan Documents.   All terms used without definition in this Guaranty shall have the meaning assigned to them in the Agreement.  Terms defined in the California Uniform Commercial Code as in effect from time to time (the “Code”) and not otherwise defined in this Guaranty or the Agreement shall have the meanings defined for those terms in the Code.  With respect to terms defined in more than one article of the Code, unless otherwise specified such terms will have the meaning specified in Article 9 of the Code.

For and in consideration of the loans and other credit extensions by Lender to Borrower, and acknowledging that Lender would not enter into the Agreement without the benefit of this Guaranty (“Guaranty”), Guarantor hereby unconditionally and irrevocably guarantees the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

NOW, THEREFORE, Guarantor and the Lender agree as follows:

1.             If Borrower does not pay or perform when due any of the Obligations in strict accordance with the Agreement, Guarantor shall promptly pay all amounts due thereunder (including, without limitation, all principal, interest, and fees) and otherwise to proceed to perform the Obligations.

2.             If there is more than one guarantor, the obligations hereunder are joint and several, and whether or not there is more than one guarantor, the obligations hereunder are independent of the obligations of Borrower and any other person or entity, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or whether Borrower be joined in any such action or actions.  Guarantor waives the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof, to the extent permitted by law.  Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Agreement.

3.             Guarantor authorizes Lender, without notice or demand to Guarantor and without affecting its liability hereunder, from time to time in accordance with the applicable provisions of the Agreement and the other Loan Documents to (a) renew, extend, or otherwise change the terms of the Agreement or any part thereof; (b) take and hold security for the payment of this Guaranty or the Agreement, and exchange, enforce, waive and release any such security; and (c) apply such security and direct the order or manner of sale thereof as Lender in its sole discretion may determine.

4.             Guarantor waives any right to require Lender to (a) proceed against Borrower, any guarantor or any other person; (b) proceed against or exhaust any security held from Borrower; or (c) pursue any other remedy in Lender’s power whatsoever.  Lender may, at its election, exercise or decline or fail to exercise any right or remedy it may have against Borrower or any security held by Lender, including without limitation the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Guarantor hereunder.  Guarantor waives any defense arising by reason of any disability or other defense of Borrower or by reason of the cessation from any cause whatsoever of the liability of Borrower other than satisfaction in full of the Obligations.  Guarantor waives any setoff, defense or counterclaim that Borrower may have against Lender other than satisfaction in full of the Obligations.  Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower.  Until the Obligations have been paid in full, (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted), Guarantor shall have no right of subrogation or reimbursement, contribution or other rights against Borrower arising out or relating to, this Guaranty or any sums paid by Guarantor hereunder, and Guarantor waives any right to enforce any remedy that Lender now has or may hereafter have against Borrower arising out or relating to this Guaranty or any sums paid by such Guarantor hereunder.  Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness.  Notwithstanding the foregoing, Guarantor does not hereby waive any notices specifically required in any Loan Document to which Guarantor is a party but agrees that the failure of Lender to provide any such notices pursuant to the provisions of any such Loan Document shall not release or diminish Guarantor’s obligations, liabilities, agreements or duties hereunder, or otherwise affect this Guaranty in any way.  Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Borrower and of all other circumstances bearing upon the risk of nonpayment of any indebtedness or nonperformance of any obligation of Borrower, warrants to Lender that it will keep so informed, and agrees that absent a request for particular information by Guarantor, Lender shall not have any duty to advise Guarantor of information known to Lender regarding such condition or any such circumstances.  Guarantor waives the benefits of California Civil Code sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.   The waivers of rights in this Section 4 are made to the extent permitted by applicable law and are made in favor of Lender only and shall not be deemed a waiver of such rights for the benefit of any other Person.

5.             If Borrower becomes insolvent or is adjudicated bankrupt or files a petition for reorganization, arrangement, composition or similar relief under any present or future provision of the United States Bankruptcy Code or if such a petition is filed against Borrower, and in any such proceeding some or all of any indebtedness or obligations under the Agreement are terminated or rejected or any obligation of Borrower is modified or abrogated, or if Borrower’s obligations are otherwise avoided for any reason, Guarantor agrees that Guarantor’s liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred.  This Guaranty shall continue to be effective or be reinstated, as the case may be, if any payment must be returned by Lender upon the insolvency, bankruptcy or reorganization of Borrower, Guarantor, any other guarantor, or otherwise, as though such payment had not been made.

6.             Until all of the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been paid in full, any indebtedness of Borrower now or hereafter held by Guarantor is hereby subordinated to any indebtedness of Borrower to Lender; provided that so long as no Event of Default has occurred and is continuing, Guarantor may continue to receive and retain payments on such obligations and indebtedness provided such payments are not prohibited under the Agreement.  During the existence of an Event of Default, such indebtedness of Borrower to Guarantor shall be collected, enforced and received by Guarantor as trustee for Lender and, if Lender so requests, be paid over to Lender on account of the indebtedness of Borrower to Lender but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

7.             Guarantor agrees to pay, not later than five Business Days after written demand therefor, reasonable attorneys’ fees and all other costs and expenses which may be incurred by Lender in the enforcement of this Guaranty and any agreements executed by Guarantor in connection with this Guaranty (including without limitation security agreements).  Lender shall endeavor to provide reasonable supporting documentation for the amount of any claims under the foregoing sentence.  No terms or provisions of this Guaranty may be changed, waived, revoked or amended except by a written instrument executed by Lender and Guarantor.  Should any provision of this Guaranty be determined by a court of competent jurisdiction to be unenforceable, all of the other provisions shall remain effective.  This Guaranty, together with any agreements (including without limitation any security agreements or any pledge agreements) executed by Guarantor in connection with this Guaranty, embodies the entire agreement among the parties hereto with respect to the matters set forth herein, and supersedes all prior agreements among the parties with respect to the matters set forth herein.  No course of prior dealing among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof. There are no conditions to the full effectiveness of this Guaranty.  Lender may assign this Guaranty to a permitted assignee of Lender under the Agreement without in any way affecting Guarantor’s liability under it.  This Guaranty shall inure to the benefit of Lender and its successors and permitted assigns.  This Guaranty is in addition to the guaranties of any other guarantors and any and all other guaranties of Borrower’s indebtedness or liabilities to Lender.

8.             Guarantor represents and warrants to Lender that (i) Guarantor has taken all necessary and appropriate corporate action to authorize the execution, delivery and performance by Guarantor of this Guaranty and (ii) execution, delivery and performance of this Guaranty by Guarantor do not conflict with or result in a breach of or constitute a default under (x) Guarantor’s organizational documents or (y) agreements to which it is party or by which it is bound, the effect of which default under this clause (y) would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

9.             So long as any Obligation shall remain unpaid (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) and Bank shall have any commitment to make Credit Extensions under the Agreement, Guarantor shall do all of the following, except as otherwise permitted under the Agreement:

9.1          Guarantor shall maintain its existence, remain in good standing in its jurisdiction of organization, and continue to qualify in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the business operations or condition (financial or otherwise) of Guarantor.  Guarantor shall maintain in force all licenses, approvals and agreements, the loss of which would reasonably be expected to have a material adverse effect on its business operations or condition (financial or otherwise).

9.2          Guarantor shall comply in all material respects with the provisions of its organizational documents, and shall not amend any such documents in any manner materially adversely affecting Lender without Lender’s prior written consent, which will not be unreasonably withheld.  Guarantor shall comply with all statutes, laws, ordinances, directives, orders, and government rules and regulations to which it is subject if non-compliance with such laws would reasonably be expected to materially adversely affect the business operations or condition (financial or otherwise) of Guarantor.

10.          This Guaranty shall be governed by the laws of the State of California, without regard to conflicts of laws principles.  GUARANTOR WAIVES ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  Guarantor submits to the jurisdiction of the state and federal courts located in Santa Clara County, California for purposes of this Guaranty and the Agreement.  If the jury waiver in this Section is for any reason unenforceable, Lender and Guarantor will resolve all disputes by reference to a referee pursuant to Code of Civil Procedure Section 638 et seq, sitting without a jury, such referee to be by mutual agreement or, if none, as selected by the Presiding Judge of the California Superior Court for Santa Clara County.

11.          All payments made by Guarantor hereunder will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any governmental authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, Guarantor agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Guaranty, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein and in the Agreement and related loan documents.  Notwithstanding the foregoing provisions of this Section 11, Guarantor shall have the full benefits and rights afforded to Borrower in Section 12.4 of the Agreement with respect to any and all payments made by Guarantor under this Guaranty.

12.          To secure performance of this Guaranty and any amounts due under this Guaranty, Guarantor grants Lender a security interest in all of such Guarantor’s personal property, now owned or hereafter arising, including accounts, inventory, equipment, general intangibles, intellectual property, copyrights, patents, trademarks, financial assets, securities, instruments, deposit accounts, chattel paper, investment property, and the proceeds thereof (collectively, the “Collateral”).  Guarantor shall not encumber, sell, license or otherwise dispose of any interest in the Collateral without Lender’s prior written consent, except as permitted under that certain Loan and Security Agreement, dated as of February 22, 2008, between Guarantor and Lender, as such agreement may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced from time to time

Guarantor authorizes Lender to file a financing statement, and take such other actions as Lender deems appropriate to perfect this security interest.

Notwithstanding the foregoing, the “Collateral” does not include any property that constitutes the capital stock of a controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended, and the regulations thereunder) in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote.

Notwithstanding the foregoing, the “Collateral” does not include any lease under which Guarantor is a lessee, license under which Guarantor is a licensee, other contract right, property right or agreement to which Guarantor is a party, any securities or other investment property owned by Guarantor that is subject to contractual prohibitions against or limitations on the transfer or pledging of such securities or property, or any equipment owned by Guarantor that is subject to a purchase money Lien or capitalized lease obligation if the contract or other agreement in which such Lien is granted (or in the documentation for such capitalized lease obligations) validly prohibits the creation of any other Lien on such equipment, or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of Guarantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights, agreement or documentation (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, in each such case, consent has not been obtained despite Guarantor’s commercially reasonable efforts to obtain it; and provided further, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability, other restriction or assignment shall be remedied and, to the extent severable, shall attach immediately to any portion of such lease, license, contract, property right or agreement that does not result in any of the consequences specified in (i) or (ii) including, without limitation, any proceeds of such lease, license, contract, property rights, agreement, securities, other investment property, or equipment.

IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty as of February 22, 2008.

EVOLVING SYSTEMS, INC.

By:

Name: Brian R. Ervine

Title: Executive Vice President, Chief Financial and
Administrative Officer